As filed with the Securities and Exchange Commission on April 26, 2000
                                                   Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                                    Form S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                             PAINE WEBBER GROUP INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                           13-2760086
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                         Identification No.)

                           1285 Avenue of the Americas
                            New York, New York 10019
          (Address of principal executive offices, including zip code)
                          -----------------------------

        PAINE WEBBER GROUP INC. 6.25% CONVERTIBLE DEBENTURES DUE 2007 IN
                     CONNECTION WITH THE 2000 KEEP PROGRAM
                            (Full title of the plan)


                               Theodore A. Levine
              Senior Vice President, General Counsel and Secretary

                             Paine Webber Group Inc.
                           1285 Avenue of the Americas
                            New York, New York 10019
                     (Name and address of agent for service)

                                 (212) 713-2879
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
                                                Proposed        Proposed                Amount
     Title of Securities    Amount to be        Maximum          Maximum                   of
     to be Registered        Registered      Offering Price   Aggregate Offering    Registration Fee
                                               Per Share         Price(1)
------------------------------------------------------------------------------------------------------
Common Stock, par value      2,000,000       Issuable Upon      Not Applicable        Not Applicable
$1.00 per share                               Conversion
------------------------------------------------------------------------------------------------------
Series A Convertible         2,000,000       Issuable Upon      Not Applicable        Not Applicable
Redeemable Preferred                          Conversion
Stock
------------------------------------------------------------------------------------------------------
6.25% Convertible            $76,375,000       100% of the        $76,375,000                $20,163
Debentures Due                                Face Amount
January 20, 2007
------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended (the "Securities Act").

                                     Part I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.*

Item 2.     Registration Information and Employee Plan Annual Information.*








--------
o Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the "Note" to Part I of Form S-8.

                                     Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

                  The following documents that Paine Webber Group Inc. (the "Registrant") has filed with the Securities and Exchange Commission (the "Commission") are incorporated in this Form S-8 Registration Statement (the "Registration Statement")by reference and made a part hereof:

                         (a) the Registrant's latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

                         (b) the Registrant's latest Quarterly Reports on Form 10-Q filed pursuant to Section 13 of the Exchange Act;

                         (c) the Registrant's Current Reports on Form 8-K filed pursuant to Section 13 of the Exchange Act;

                         (d) the Registrant's definitive proxy statement or information statements filed pursuant to Section 14 of the Exchange Act in connection with Registrant's latest annual meeting of shareholders and any definitive proxy or information statements as filed in connection with any subsequent special meetings of its stockholders; and

                         (e) the description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, including Amendment No. 4 thereto dated January 30, 1986, and any other amendment or report filed under the Exchange Act for the purpose of updating such description.

                  All documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

                  Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.           Description of Securities.

                  Debentures

                  The 6.25% Convertible Debentures (the "Debentures") will be unsecured obligations of the Registrant, will be limited to $76,375,000 aggregate principal amount and will mature on January 20, 2007 (if not previously converted or redeemed as described below). The Debentures will bear interest from January 20, 2000 at a rate of 6.25% per annum until paid in full. Interest will be payable semi-annually on the last days of June and December, commencing June 30, 2000, until maturity. The Debentures will be convertible into 2,000,000 shares of Series A Convertible Redeemable Preferred Stock (the "Preferred Stock"), which has $38.1875 per share liquidation value. The Preferred Stock is immediately convertible into 2,000,000 shares of Common Stock, $1.00 par value (the "Common Stock").

                  Preferred Stock

                  The Preferred Stock will have a liquidation value of $38.1875 per share and will be immediately convertible into Common Stock at an initial price of $38.1875 per share, subject to adjustment for capital changes, noncash distributions on Common Stock and distributions to holders of Common Stock of rights to purchase Common Stock at a price below its current market price. The annual dividend of $ 0.48 on each share of Preferred Stock will be cumulative from the date of issuance and will be payable in quarterly installments on the last days of March, June, September and December, when and as declared.

                  Shares of Preferred Stock may be redeemed by the Registrant at any time, in whole but not in part, upon not less than 25 days' notice, at a redemption price of $38.1875 per share plus accrued dividends. Any shares of Preferred Stock called for redemption may be converted, as described above, until the redemption date.

                  Holders of shares of Preferred Stock will be entitled to receive the liquidation value of $38.1875 per share, plus accrued dividends, upon any liquidation, dissolution or winding up of the Registrant, whether voluntary or involuntary, before any distribution of the assets of the Registrant to holders of Common Stock and ratably with holders of all other shares of Series Preferred Stock of the Registrant ("Series Preferred Stock"). Holders of shares of Preferred Stock will have no voting rights except as provided by law or when dividends payable on the Preferred Stock are in arrears in an amount equivalent to three full semi-annual dividends. In the latter event, the holders of shares of Preferred Stock, together with the holders of other Series Preferred Stock, may elect two additional directors of the Registrant. Holders of shares of Preferred Stock will have no preemptive rights.

                  Transfer Restrictions

                  The Debentures and the Preferred Stock may not be sold, pledged, transferred or otherwise disposed of except by will or pursuant to the laws of descent and distribution or as security for funds to finance the investor's purchase of a Debenture.

                  Conversion

                  While an investor is employed by the Registrant, his Debenture will become convertible into Preferred Stock on or after January 20, 2003 at the Preferred Stock liquidation value of $38.1875. Such conversion will be effective as of the date the notice of conversion is provided to the Registrant. In the event the Registrant has previously given a 60-day prior written notice of redemption, the investor may elect to convert prior to the redemption date and such conversion will be effectuated as of the date set forth in the notice of conversion as long as the investor remains employed as of such date. However, under certain circumstances described below, the investor may convert the Debenture regardless of how long it had been held at a conversion price of $38.1875.

                  Redemption

                  On and after January 20, 2004, the Debenture may be redeemed by the Registrant at its principal amount plus accrued interest (to the extent not previously redeemed or converted) upon giving 60 days prior written notice and such redemption will be effective at the end of such 60 day period. However, if the investor is entitled to convert the Debenture, he may elect to do so following the receipt of such notice of redemption from the Registrant and such conversion will be effective as of the date of such notice of conversion as long as such notice is provided to the Registrant prior to the date the redemption was to occur.

                  Change in Control Conversion or Redemption

                  In the event that prior to January 20, 2003, (i) the Registrant enters into an agreement, (ii) the Board of Directors of the Registrant approves a transaction, or (iii) there is a tender offer, which in either case, might result in a change in control, the investor may elect to have the Debenture converted even if his employment is terminated other than for cause or the Registrant may elect to redeem such Debenture prior to the effective time of the change in control and such conversion or redemption will be effective as of the effective time of the change in control. However, if the Registrant elects to redeem the Debenture prior to the investor's election to convert, the investor may still elect to convert such Debenture rather than having the Registrant redeem it as long as the investor provides a notice of conversion prior to the effective time of the change in control. In the event the Debenture is not redeemed or converted prior to the change in control which occurs prior to January 20, 2003, such Debenture shall become fully convertible following the change in control but the Registrant may not redeem such Debenture until on or after January 20, 2004. Any conversion or redemption following a change in control will be implemented in accordance with the procedures described in the Debenture. In the event that the change in control does not become effective, any election to convert or redeem will not be effectuated unless the Debenture otherwise becomes convertible or redeemable as described in the Debenture.

                  In the event that on or after January 20, 2003, (i) the Registrant enters into an agreement, (ii) the Board of Directors of the Registrant approves a transaction, or (iii) there is a tender offer, which in either case, might result in a change in control, the Debenture will remain convertible in accordance with the procedures described in the Debentures even if the investor's employment is terminated other than for cause. However the Registrant may elect to redeem such Debenture prior to such change in control which occurs on or after January 20, 2003.

However, if the Registrant elects to redeem the Debenture prior to the investor's election to convert, the investor may still elect to convert such Debenture rather than having the Registrant redeem it as long as the investor provides a notice of conversion prior to the effective time of the change in control. In the event the Debenture is not redeemed or converted prior to the change in control which occurs on or after January 20, 2003 or such change in control does not occur, such Debenture shall remain fully convertible to the extent such Debenture remains outstanding following the change in control but the Registrant may not redeem such Debenture until on or after January 20, 2004 in accordance with the procedures described in the Debenture.

                  Events of Default

                  Events of default under a Debenture include the following: (i) nonpayment of principal when due; (ii) nonpayment of' interest for ten business days after it is due; (iii) material inaccuracy of any representation or warranty by the Registrant in the Purchase Agreement; (iv) failure by the Registrant, for 30 days after receipt of notice, to perform or observe in any material respect any other term, covenant or agreement in the Debenture or the Purchase Agreement; and (v) occurrence of certain events of bankruptcy or insolvency involving the Registrant or PaineWebber Incorporated, including commencement of a voluntary or involuntary proceeding under the federal bankruptcy laws. If any event of default occurs and is continuing, the holder of any Debenture may declare his Debenture to be due and payable immediately.

                  Termination for Cause

                  If the investor is terminated for cause, his Debenture will cease to be convertible as of the date of such termination and the Registrant will redeem it at the principal amount, plus accrued interest as of such date of termination.

                  Termination Without Cause or Voluntary Terminations

                  If the investor is terminated without cause or the investor incurs a voluntary termination, to the extent that the Debenture is vested at the date of termination, such Debenture shall remain convertible for 90 days following such termination of employment with such conversion effective as of the date of a notice of conversion is provided to the Registrant. To the extent that the investor does not elect to have such Debentures converted or if such Debentures are not vested at such termination of employment, the Registrant will redeem the Debenture as soon as practicable following the expiration of the conversion period, if any, at its principal amount, plus accrued interest.

                  Termination Due to Death, Disability or Retirement

                  If the investor is an employee of the Registrant at the time of his death or termination of employment due to retirement or disability, his Debenture will be convertible in full for one year following such event, regardless of the period of time that he held the Debenture. Such conversion will be effective as of the date the investor provides the Registrant with a notice of conversion. If the investor does not convert the Debenture, the Registrant will redeem it, at its principal amount, plus accrued interest as soon a practicable following the expiration of the one year period described above.

                  Loans

                  To finance the purchase price of a Debenture, the Registrant will lend to each investor up to 100% of the principal amount of his Debenture, at an annual interest rate of 6.25% payable semi-annually on each June 30 and December 31, commencing June 30, 2000. Each loan will be non-recourse with respect to principal and recourse with respect to interest and such loan will be secured by the Debenture and evidenced by a promissory note (the "Note"). The Note will be payable on January 20, 2004, but will accelerate upon a conversion or redemption of the Debenture and may be accelerated by the Registrant upon the occurrence of any event of default (as defined in the Notes). Events of default under the Note include the following: (i) nonpayment of principal when due; (ii) nonpayment of interest for ten business days after it is due; (iii) failure by the investor for 30 days after receipt of notice to comply with any of his other agreements in the Note or the purchase agreement; and (iv) certain events of bankruptcy or insolvency, including commencement of a voluntary or involuntary proceeding under the federal bankruptcy laws. If any event of default occurs and is continuing, the Registrant may declare the Note to be due and payable immediately.

Item 5.           Interests of Named Experts and Counsel.

                  The legality of the securities offered hereby has been passed upon for the Registrant by Theodore A. Levine, Senior Vice President and General Counsel of Registrant, who owns beneficially 42,079 shares of Registrant's Common Stock and has options to purchase 125,000 shares of the Registrant's common Stock that are not currently exercisable.

Item 6.           Indemnification of Directors and Officers.

                  Section 102 of the General Corporation Law of the State of Delaware gives corporations the power to eliminate the personal liability of directors under certain circumstances. Section 145 of the General Corporation Law of the State of Delaware gives corporations the power to indemnify directors and officers under certain circumstances.

                  Article IX of the Restated Certificate of Incorporation (relating to the elimination of personal liability of directors of the Registrant) of the Registrant filed as Exhibit 3.1 of the Registrant's Form 10-Q for the quarter ended March 31, 1998 is incorporated herein by reference.
Article VII of the registrant's By-Laws (relating to indemnification of directors and officers of the Registrant) filed as Exhibit 3.5 of Registrant's Form 10-K for the year ended December 31, 1997 is incorporated herein by reference.

                  The Registrant also maintains directors and officers liability and corporate reimbursement insurance which provides for coverage against loss arising from claims made against directors and officers in their capacity as such. The general scope of coverage is any breach of duty, neglect, error, misstatement, misleading statement or omission. Such policy does not exclude liabilities under the Securities Act. The Registrant also maintains fiduciary liability insurance for losses in connection with claims made against directors or officers for violation of any of the responsibilities, obligations or duties imposed upon fiduciaries under the Employee Retirement Income Act of 1974, as amended.

Item 7.  Exemption from Registration Claimed.

                  Not applicable.

Item 8.           Exhibits.

                                  Exhibit Index

   EXHIBIT
   NUMBER                DESCRIPTION OF DOCUMENT

         4.1 Paine Webber Group Inc. 6.25% Convertible Debentures Due January 20, 2007

         4.2 Paine Webber Group Inc. Series A Convertible Redeemable Preferred Stock

         4.3 Paine Webber Group Inc. Purchase Agreement for the 6.25% Convertible Debentures Due January

          5 Opinion of Theodore A. Levine as to the legality of the Securities being registered

        23.1           Consent of Ernst & Young LLP

        23.2           Consent of Theodore A. Levine (set forth in Exhibit 5
                       Opinion)

          24 Power of Attorney (set forth on the signature page of this Registration Statement)

Item 9.  Undertakings.

                  (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section

         15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The Registrant further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 29, 2000.

                                               PAINE WEBBER GROUP INC.
                                               (Registrant)


                                               By:  /s/ Donald B. Marron
                                                    --------------------
                                               Donald B. Marron
                                               Chairman of the Board and
                                               Chief Executive Officer


                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints DONALD B. MARRON, F. DANIEL CORKERY and REGINA DOLAN, and each of them (with full power to each of them to act alone), their true and lawful attorney-in-fact agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in an about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitutes, may lawfully do or cause to be done by virtue thereof.

                  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and dates indicated.

Name and Signature                      Title                       Date
------------------                      -----                       ----

/s/ Donald B. Marron
--------------------------
Donald B. Marron                 Chairman of the Board        February 29, 2000
                                 Chief Executive Officer
                                 and Director

/s/Jerome Fadden
--------------------------
Jerome Fadden                    Senior Vice President        February 29, 2000
(Principal Financial and         Chief Financial Officer
Accounting Officer)

Name and Signature                      Title                       Date
------------------                      -----                       ----

/s/ Regina A. Dolan
--------------------------
Regina A. Dolan                  Senior Vice President       February 29, 2000
Officer and Director

/s/ E. Garrett Bewkes, Jr.
--------------------------
/s/ E. Garrett Bewkes, Jr.       Director                    February 29, 2000

/s/ Reto Braun
--------------------------
/s/ Reto Braun                   Director                    February 29, 2000

/s/ Joseph J. Grano, Jr.
--------------------------
/s/ Joseph J. Grano, Jr.         Director                    February 29, 2000

/s/ Frank P. Doyle
--------------------------
/s/ Frank P. Doyle               Director                    February 29, 2000

/s/ James W. Kinnear
--------------------------
/s/ James W. Kinnear             Director                    February 29, 2000

/s/ Naoshi Kiyono
--------------------------
/s/ Naoshi Kiyono                Director                    February 29, 2000

/s/ Robert M. Loeffler
--------------------------
/s/ Robert M. Loeffler           Director                    February 29, 2000

/s/ Edward Randall, III
--------------------------
/s/ Edward Randall, III          Director                    February 29, 2000

/s/ Henry Rosovsky
--------------------------
/s/ Henry Rosovsky               Director                    February 29, 2000

Name and Signature                      Title                       Date
------------------                      -----                       ----

/s/ Ken-ichi Sekiguchi
--------------------------
/s/ Ken-ichi Sekiguchi          Director                    February 29, 2000

/s/ John R. Torell, III
--------------------------
/s/ John R. Torell, III         Director                    February 29, 2000

                                  EXHIBIT INDEX


Exhibit
Number    Description
-------   -----------

4.1       Paine Webber Group Inc. 6.25% Convertible Debentures Due January 20,
          2007
4.2       Paine Webber Group Inc. Series A Convertible Redeemable Preferred
          Stock
4.3 Paine Webber Group Inc. Purchase Agreement for the 6.25% Convertible Debentures Due January 20, 2007
5.1       Opinion of Theodore A. Levine (set forth in Exhibit 5)
23.1      Consent of Ernst & Young LLP
23.2      Consent of Theodore A. Levine (included in its opinion filed as
          Exhibit 5.1)
24        Powers of attorney (included on signature page)